Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 10, 2008, except for Note 8 for which the date is March 11, 2009 and as it relates to the accounting for non-controlling interests as discussed in Note 1, as to which the date is May 29, 2009 relating to the financial statements and the financial statement schedule which appears in Cott Corporation’s Annual Report on Form 10-K for the year ended January 2, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario

September 3, 2010